UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2008

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement

On September 25, 2008, PharmAthene, Inc., a Delaware corporation (“PharmAthene”) entered into an agreement with the National Institutes of Health, National Institute of Allergy and Infectious Diseases (“NIAID”) for the development of an anthrax vaccine containing rPA and CpG immunostimulant.  The agreement is incrementally funded.   Attached hereto as Exhibit 99.1 is a press release from September 26, 2008, in which PharmAthene announced the award grant.

Over the three-year base period of the agreement, PharmAthene expects to receive initial funding of up to approximately $13.2 million, which includes a cost reimbursement component and a fixed fee component payable upon achievement of certain milestone events.  During the base period, PharmAthene will be responsible for pre-clinical activities, which include (i) testing of the stability of the anthrax vaccine and diluent at 35 degrees Celsius; (ii) toxicology testing in two animal species; (iii) development of non-clinical studies in preexisting animal models; and (iv) non-clinical testing of the safety and immunogenicity of the vaccine.

The agreement has a total value of up to approximately $83.9 million, assuming all development milestones are met and all contract extension are exercised by NIAID at its sole discretion.

The agreement can be extended pursuant to four separate options at NIAID’s sole discretion.  Under the first option, resulting in an extension of the base period for two years from the date the option is exercised, PharmAthene would, among other things, initiate and complete a dose response study to determine the efficacy and immunogenicity of the anthrax vaccine in certain models.  This option has a value of up to approximately $6.1 million. Under the second option, resulting in an extension of the base period for two years from the date the option is exercised, PharmAthene would be responsible for performing a Phase I clinical trial. This option has a value of up to approximately $3.6 million.  Under the third option, PharmAthene would perform scale-up and validation of the anthrax vaccine over a period of five years from the date the option is exercised. This option has a value of up to approximately $37.5 million.  Under the fourth option, PharmAthene would conduct a Phase II clinical trial over a period of three years from the date that the third option (covering scale-up and validation) is exercised.  This fourth option has a value of up to approximately $23.5 million.  All option values consist of a cost reimbursement component and a fixed fee component based on the achievement of certain milestone events.

As disclosed in PharmAthene’s previous SEC filings, PharmAthene and NIAID are also parties to an agreement relating to the advanced development of Valortim as an anti-toxin therapeutic to treat inhalation anthrax infection.

Item 9.01.               Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description

99.1	Press Release of PharmAthene, dated September 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: October 1, 2008	By:	/s/ Christopher C. Camut

Christopher C. Camut
Chief Financial Officer